                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT*

                  This Amended and Restated Employment Agreement ("Agreement") made and entered into as of the 14th day of July, 1998, by and between AAR CORP., a Delaware corporation ("Company"), and David P. Storch ("Employee").

WHEREAS, Employee is currently an elected director of the Company; and

WHEREAS, the Company currently employs Employee pursuant to a certain Employment Agreement dated June 1, 1994, as amended by amendments dated October 9, 1996, May 29, 1997, July 14, 1997 and July 14, 1998 ("Original Agreement"); and

WHEREAS, the Company and Employee desire to further amend the Original Agreement as herein set forth to reflect certain mutually agreed changes to the terms and conditions thereof; and

WHEREAS, for their mutual convenience, the Company and Employee desire to restate the Original Agreement, as so amended, in its entirety.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

         1. EMPLOYMENT. The Company hereby employs Employee and Employee hereby accepts employment by the Company, upon the terms and subject to the conditions hereinafter set forth.

         2. TERM. The term of this Agreement shall commence as of the date hereof and, unless earlier terminated as hereinafter provided, shall end on May 31, 1997, subject to extension as follows:

         On each day after May 31, 1994, while the Employee continues in employment hereunder, the term of employment shall automatically be extended for an additional one-day period so that on any day from and after June 1, 1994, while the Employee continues in employment hereunder, the term of employment shall expire three years thereafter until terminated pursuant to the terms hereof.

         3.       DUTIES.

                  (a) Employee shall have the title, duties and responsibilities of President and Chief Executive Officer and such other duties and responsibilities as may from time to time be assigned that are consistent with such duties and responsibilities and shall report to the Chairman of the Board of the Company.

* including Amendment 4 (Amended and Restated Employment Agreement)

                  (b) Employee agrees to do and perform all such acts and duties faithfully and diligently and to furnish such services as the Chairman of the Board may from time to time direct, and do and perform all acts in the ordinary course of business of the Company (within such limits as the Company may prescribe) necessary and conducive to the best interest of the Company.

                  (c) Employee agrees to devote his full time, energy and skill to the business of the Company and to the promotion of the best interests of the Company and the performance of his duties as President and Chief Executive Officer of the Company; provided that the Employee shall not (to the extent not inconsistent with paragraphs 3(d) and 10(b) below) be prevented from
(a) serving as a director of any corporation consented to in advance by resolution of the Board of Directors of the Company, (b) engaging in charitable, religious, civic or other non-profit community activities, or (c) investing his personal assets in such form or manner as will not require any substantial services on his part in the operation or affairs of the business in which such investments are made which would detract from or interfere or cause a conflict of interest with performance of his duties hereunder.

                  (d) Employee agrees to observe policies and procedures of the Company in effect from time to time applicable to employees of the Company including, without limitation, policies with respect to employee loyalty and prohibited conflicts of interest.

         4. COMPENSATION. The Company shall pay to Employee, for all services to be performed by Employee an annual base salary ("Base Salary") at the rate of Six Hundred Fifty Thousand Dollars ($650,000.00) per fiscal year, or such greater amount as may be authorized by the Board of Directors of the Company, in its sole discretion upon annual review during the term of employment, payable in periodic installments in accordance with the Company's payroll practice in effect from time to time and prorated for any portion of a fiscal year (Company's fiscal year currently being the period from June 1 of each year through May 31 of the following year).

         5. INCENTIVE BONUS PAYMENTS. In addition to the Base Salary described above, Employee will continue to participate in and receive payments under such incentive bonus programs as the Company, in its sole discretion, may authorize from time to time for Employee and other executive officers of the Company; provided, however, Employee will be entitled to the following during the term of this Employment Agreement:

                  (a) ANNUAL DISCRETIONARY INCENTIVE BONUS OPPORTUNITY. Employee will have a graduated annual incentive bonus opportunity of up to 100% of base salary for performance at or below target and up to an additional 50% of base salary for performance in excess of target. Performance will be measured against annual financial targets approved by the Compensation Committee of the Board of Directors. Eighty percent (80%) of any bonus granted under this subsection will be paid in cash


                                       2
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and the balance will be paid in restricted stock awards subject to the Company's qualified Stock Benefit Plan (valued at NYSE closing price on date of grant). Thirty-three and one third percent (33 1/3%) of each such restricted stock award shall vest on the successive anniversary dates of the respective award over a three year period based solely on the passage of time unless employment is terminated voluntarily by the Employee in violation of this Agreement or by the Company for Cause.

         The cash portion of the incentive bonus payable under this subsection will be paid within 45 days of the end of each fiscal year; the restricted stock shall have a grant date of May 31 of the year granted.

                  (b) LONG TERM INCENTIVE BONUS AWARDS. Employee will receive restricted stock awards, stock option grants and performance shares of stock in the Company in accordance with appendix (i) hereto, which is incorporated herein by reference.

         6. VACATION AND FRINGE BENEFITS. Employee will accrue vacation in accordance with the Company's policy in effect from time to time for other executive officers; provided that no decrease in vacation benefits from those available on the date hereof shall be applicable to Employee during the term hereof. Employee shall be entitled to participate, according to eligibility provisions of each, in such medical, life and disability insurance programs, profit sharing plans, retirement plans and in other fringe benefit plans as may be in effect from time to time during the term hereof and available to other executive officers of the Company.

         7. CLUB DUES AND BUSINESS EXPENSES. During the term hereof, Employee will be entitled to reimbursement for normal travel and business expenses in accordance with applicable Company policy, and will be reimbursed membership dues in the Green Acres Country Club, the Standard Club and such professional clubs/organizations that are appropriate and conducive to the performance of his duties.

         8. PROFESSIONAL FEES. The Company will reimburse Employee for professional financial planning and income tax preparation assistance expenses actually incurred in an amount not to exceed $5,000/year during the term hereof.

         9.       TERMINATION.

                  (a) The Company may terminate this Agreement at any time for Cause. Any such termination will be by majority action of the Board of Directors (with Employee's vote disregarded) taken at a regular or specially called meeting of the Board, after a minimum 10 day notice thereof to Employee, with termination of this Agreement listed as an agenda item. Employee will be given a reasonable opportunity to be heard at such meeting with his attorney present if Employee desires.

         The term "Cause" means:

                           (i)      Employee engages, during the performance of
his duties hereunder, in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance; or

                           (ii)     Employee intentionally disobeys or
disregards a lawful and proper direction of the Board or the Company; or

                           (iii)    Employee materially breaches the Agreement
and such breach by its nature, is incapable of being cured, or such breach remains uncured for more than 10 days following receipt by Employee of written notice from the Company specifying the nature of the breach and demanding the cure thereof. For purposes of this clause (iii), a material breach of the Agreement that involves inattention by Employee to his duties under the Agreement shall be deemed a breach capable of cure.

                  (b) Without limiting the generality of the foregoing, the following shall not constitute Cause for the termination of the employment of Employee or the modification or diminution of any of his authority hereunder:

                           (i)      any personal or policy disagreement between
Employee and the Company or any member of the Board, or

                           (ii)     any action taken by Employee in connection
with his duties hereunder, or any failure to act, if Employee acted or failed to act in good faith and in a manner he reasonably believed to be in and not opposed to the best interest of the Company and he had no reasonable cause to believe his conduct was unlawful; or

                           (iii)    termination of employment of Employee for
unsatisfactory performance (including failure to meet financial goals).

         Termination for Cause shall be limited to a good faith finding by resolution of the Board, setting forth the particulars thereof. Any such resolution shall be final and binding upon Employee.

                  (c) The Company may terminate this Agreement at any time prior to a Change in Control of the Company as defined in Section 12(d)(i) for unsatisfactory performance by Employee of his duties and responsibilities hereunder (including but not limited to failure to meet financial goals as may be approved by the Compensation Committee), provided that the Company has given Employee (i) written notice setting forth the particulars of his performance deficiencies and (ii) six months opportunity to correct them to the satisfaction of the Company. Any termination under this section 9(c) shall be by resolution of the Board of Directors of the Company, which shall be final and binding upon Employee. In the event of termination pursuant to this section 9(c), the


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Company will pay to Employee, monthly for 24 months, an amount (subject to applicable withholding) equal to Employee's regular monthly base salary at time of termination; provided, however, all such payment obligations shall terminate immediately upon any breach by Employee of section 10 of this Agreement. Upon termination pursuant to this section 9(c), no further compensation or benefits shall accrue or be payable to Employee under this Agreement except for (i) the salary continuation payments provided for above, and (ii) any compensation bonus or other benefits which have accrued to Employee prior to the date of any such termination.

                  (d) The Company or the Employee may terminate this Agreement at any time because of the Disability of Employee. "Disability" shall mean a physical or mental condition which has prevented Employee from substantially performing his duties under this Agreement for a period of 180 days and which is expected to continue to render Employee unable to substantially perform his duties for the remaining term of this Agreement on a full-time basis. The Company will make reasonable accommodation for any handicap of Employee as may be required by applicable law.

         In the event of termination by the Company for Disability, a good faith determination of the existence of a Disability shall be made by resolution of the Board of Directors of the Company, in its sole discretion, setting forth the particulars of the Disability which shall be final and binding upon the Employee. The Company may require the submission of such medical evidence as to the condition of the Employee as it may deem necessary in order to arrive at its determination of the occurrence of a Disability. Employee will be provided with reasonable opportunity to present additional medical evidence as to the medical condition of Employee for consideration prior to the Board making its determination of the occurrence of a Disability.

         Upon termination of this Agreement for Disability, Employee will continue to be eligible to participate in the Company's medical, dental and life insurance programs available to executive officers in accordance with their terms applicable to employees for a period of 3 years from the date of such termination of this Agreement.

                  (e) This Agreement shall automatically terminate upon the death of Employee during the term. In such event, death benefits payable under any of the Company's benefit plans in which Employee was a participant at the time of his death shall be payable in accordance with the terms of such plans.

                  (f) Employee may terminate this Agreement upon 30 days written notice if any person other than Employee is selected by the Board of Directors to succeed the present Chairman of the Board upon his retirement, resignation or other departure from that office. In the event of termination by Employee for such reason, the Company will pay to Employee, monthly for 24 months, an amount (subject to applicable withholding) equal to Employee's regular monthly base salary at time of termination plus an amount equal to 1/12th of the most recent fiscal year cash bonus paid to Employee; provided all such payment obligations shall terminate immediately


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

upon any breach by Employee of paragraph 10 of this Agreement. Upon termination of this Agreement by Employee pursuant to this paragraph, no further compensation or benefits shall accrue or be payable to Employee under this Agreement except for (i) the salary continuation payments provided for above, and (ii) any compensation, bonus or other benefits which have accrued to Employee prior to the date of any such termination.

         10.      CONFIDENTIAL INFORMATION AND RESTRICTION OF COMPETITION.

                  (a) Employee acknowledges that the trade secrets, confidential information, secret processes and know-how developed and acquired by the Company and other subsidiaries of the Company (together the "Affiliated Companies") are among their most valuable assets and that the value of such information may be destroyed by unauthorized disclosure. All such trade secrets, confidential information, secret processes and know-how imparted to or learned by Employee in the course of his employment with respect to the business of the Affiliated Companies (whether acquired before or after the date hereof) will be deemed to be confidential and will not be used or disclosed by Employee, except to the extent necessary to perform his duties and, in no event, disclosed to anyone outside the employ of the Affiliated Companies and their authorized consultants and advisors, unless either such information is or has been made generally available to the public or express written authorization to use or disclose such information has been given by the Company. If Employee ceases to be employed by the Company for any reason, he shall not take with him any documents or other papers containing or reflecting trade secrets, confidential information, secret processes or know-how. Employee acknowledges that his employment hereunder will place him in a position of utmost confidence and that he will have access to confidential information concerning the operation of the business of the Affiliated Companies, including, but not limited to, manufacturing methods, developments, secret processes, know-how, costs, prices and pricing methods, sources of supply and customer names and relations. All such information is in the nature of a trade secret and is the exclusive property of the Affiliated Companies and shall be deemed confidential information for the purposes of this paragraph.

                  (b) Employee agrees that during the term hereof and for a period of two (2) years after voluntary termination of employment hereunder by Employee or termination of employment hereunder by Company pursuant to section 9 above, he shall not, without the express written consent of the Company, either alone or as a consultant to, or partner, employee, officer, director, or stockholder of any organization, entity or business, (i) engage in direct or indirect competition with the Company or any Affiliated Company within 100 miles of any location within the United States of America or any other country where the Company or any Affiliated Company does business from time to time during the term hereof; (ii) solicit in connection with any activity which is competitive with any of the businesses of the Company or any Affiliated Company, any customers or suppliers of the Company or any Affiliated Company; (iii) solicit for employment any sales, marketing or management employee of Company or any


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

Affiliated Company or induce or attempt to induce any customer or supplier of the Company or any Affiliated Company to terminate or materially change such relationship. Company and Employee acknowledge the reasonableness of this covenant not to compete and non-solicitation and the reasonableness thereof, including but not limited to the geographic area and duration of time which are a part hereof. This covenant not to compete may be enforced with respect to any geographic area in which the Company or any Affiliated Company does business during the term hereof. Nothing herein shall prohibit Employee from being the legal or equitable holder of not more than 5% of the outstanding capital stock of any publicly held corporation which may be in direct or indirect competition with the Company or any Affiliated Company.

                  (c) If at any time, any clause or portion of this Section 10 shall be deemed invalid or unenforceable by the laws of the jurisdiction in which it is to be enforced by reason of being vague or unreasonable as to duration, geographic scope, nature of activities restricted, or for any other reason, this provision shall be considered divisible as to such portions and the foregoing restrictions shall become and be immediately amended to include only such duration, scope or restriction and such event as shall be deemed reasonable and enforceable by the court or other body having jurisdiction to enforce this Agreement; and the parties hereto agree that the restrictions, as so amended, shall be valid and binding as though the invalid or unenforceable portion had not been involved herein.

                  (d) The Employee acknowledges and agrees that the Company would be irreparably harmed by violations of this Section 10 and in recognition thereof, the Company shall be entitled to an injunction or other decree of specific performance with respect to any violation thereof (without any bond or other security being required) in addition to other available legal and equitable remedies.

                  (e) This Section 10 shall survive any termination of this Agreement and any termination of Employee's employment.

         11. CHANGES IN BUSINESS. The Company, acting through its Board of Directors, will at all times have complete control over the Company's business. Without limiting the generality of the foregoing, the Company may at any time or times change or discontinue any or all of its present or future operations, may close or move any one or more of its divisions or offices, may undertake any new servicing or sales operation, may sell any one or more of its divisions or offices to any company not controlled, directly or indirectly, by the Company or may take any and all other steps which its Board of Directors, in its exclusive judgment, shall deem desirable, and Employee shall have no claim or recourse by reason of such action. Provided, however, no such action shall result in the reduction of Employee's Base Salary hereunder; provided, further that if the Company discontinues operations, a discretionary bonus may or may not be granted, however, Employee will be entitled to a pro-rata share of any non-discretionary incentive bonus through the date of discontinuance. Said pro-rata bonus will be


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

calculated by the Chief Financial Officer of the Company whose determination will be final.

         12.      CHANGE IN CONTROL.

                  (a)      In the event:

                           (i)      a Change in Control of the Company occurs,
and

                           (ii)     (A) at any time during the 24 month period
commencing on the date of the Change in Control the Company terminates Employee's employment for other than Cause or Disability, or Employee terminates his employment for Good Reason, in either case by written notice to the other party (including the particulars thereof), and having given the other party the opportunity to be heard with respect thereto, or (B) Employee's employment with the Company terminates for any reason other than Disability or death during the 30-day period commencing on the expiration of the aforementioned 18 month period, then:

                                    (1)      the Company shall promptly pay to
Employee a lump sum cash payment in an amount equal to the sum of (A) all base salary earned through the date of termination, (B) any annual cash bonus earned by Employee for the fiscal year of the Company most recently ended prior to the date of termination to the extent unpaid on the date of termination, (C) a prorata portion of the annual cash bonus, including value of any restricted stock grant in lieu of annual cash bonus, Employee would have earned had he been employed by the Company on the last day of the fiscal year in which the date of termination occurs (as if all performance targets had been met) that is applicable to the period commencing on the first day of such fiscal year and ending on the date of termination, and (D) any and all other benefits and amounts earned by Employee prior to the date of termination to the extent unpaid, all subject to applicable withholding.

                                    (2)      The Company shall promptly pay to
Employee in a lump sum, a cash payment in an amount equal to three times Employee's total cash compensation (base salary plus annual cash bonus, including value of any restricted stock grant in lieu of cash bonus) for either the fiscal year of the Company most recently ended prior to the date of termination, or the preceding fiscal year, whichever is the highest total compensation subject to applicable withholding. Employee may elect to take payment of any amounts on a schedule of his own choosing; provided that such schedule shall be completed no later than three years from the date of Employee's termination of employment.

                                    (3)      Employee and his dependents
shall continue to be covered by, and receive employee welfare and executive fringe benefits in accordance with the terms of, all of the Company's benefit plans and executive fringe benefit programs for three years following the date of termination, and at no less than the levels he and his dependents were receiving

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

immediately prior to the Change in Control. Employee's dependents shall be entitled to continued coverage pursuant to the preceding sentence for the balance of such three year period in the event of Employee's death during such period. The period during which Employee and his dependents are entitled to continuation of group health plan coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, shall commence on the date next following the expiration of the aforementioned three year period.

                                    (4)      Employee shall receive an
additional retirement benefit, over and above that which Employee would normally be entitled to under the Company's retirement plans or programs applicable to Employee, equal to the actuarial equivalent of the additional amount that Employee would have earned under such retirement plans or programs had he accumulated three additional continuous years of service. Such amount shall be paid to Employee in a cash lump sum payment on the Employee's Retirement Date, as defined in the AAR CORP. Retirement Plan or any successor plan or promptly upon a termination of employment which triggers Change in Control termination of employment benefits hereunder. In such event, the Company shall concurrently pay Employee a gross-up bonus in an amount equal to any federal, state and local income taxes and excise taxes (including FICA or any similar taxes) payable by Employee on such lump sum payment and such gross-up bonus.

                                    (5)      The Company, at its expense,
shall provide Employee with outplacement services of a nationally recognized outplacement firm of the Employee's choosing until the earlier of the Employee's attainment of employment or the date eighteen months from the date of Employee's termination of employment; provided, however, that the cost of such outplacement services shall not exceed 3.5% of the cash payment due to Employee pursuant to subsection 12(a)(ii)(2) above.

                  (b) The amounts paid to the Employee under this Change in Control provision applicable to Employee shall be considered severance pay in consideration of past services Employee has rendered to the Company and in consideration of Employee's continued service from the date hereof to entitlement to those payments.

                  (c) In the event that a Change in Control has occurred, both for purposes of this Agreement and for purposes of the AAR CORP. Stock Benefit Plan, as amended ("Plan"), whether or not such Change in Control has the prior written approval of a majority of the Continuing Directors (as defined in the Plan), and notwithstanding any conditions or restrictions, related to any Award granted to Employee under the Plan, all options grants and restricted stock awards provided for hereunder which have not then become vested (including released restrictions) or exercisable, shall immediately become exercisable or vested, as the case may be, all performance shares to be awarded hereunder shall be immediately awarded according to Appendix (i) of this Agreement, and all Options or Limited Rights, or both, granted to Employee under the Plan will become immediately

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exercisable and remain exercisable for the full remaining life of the option(s) whether or not Employee's employment continues, and all restrictions on Restricted Stock granted to Employee under the Plan, including any performance share awards, will immediately lapse.

                  (d)      For purposes of this provision

                           (i)      Change in Control means the earliest of:

                                    (A)      any person (as such term is used in
Section 13(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), has acquired (other than directly from the Company) beneficial ownership (as that term is defined in Rule 13d-3 under the Exchange Act), of more than 20% of the outstanding capital stock of the Company entitled to vote for the election of directors; or

                                    (B)      the effective time of (1) a merger
or consolidation or other business combination of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such business combination hold less than 60% of the voting stock of the surviving or resulting corporation, or (2) a transfer of substantially all of the assets of the Company other than to an entity of which the Company owns at least 80% of the voting stock; or

                                    (C)      the election, over any period of
time, to the Board of Directors of the Company without the recommendation or approval of the incumbent Board of Directors of the Company, of the lesser of
(1) three directors, or (2) directors constituting a majority of the number of directors of the Company then in office.

                           (ii)     "Good Reason" means:

                                    (A)      a material reduction in the nature
or scope of Employee's duties, responsibilities, authority, power or functions from those enjoyed by Employee immediately prior to the Change in Control, or a material reduction in Employee's compensation (including benefits), occurring at any time during the two-year period immediately after the Change in Control; or

                                    (B)      a good faith determination by
Employee that as the result of a Change in Control and a material change in employment circumstances thereafter, he is unable to carry out his duties and responsibilities contemplated by this Agreement in a manner consistent with the practices, standards, values or philosophy of the Company immediately prior to the Change in Control; or

                                    (C)      a material breach of this Agreement
by the Company; or

                                    (D)      a relocation of the primary place
of employment of at least 100 miles.


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                  (e)      The Company shall promptly pay Employee a gross-up
bonus in an amount equal to (i) all excise taxes payable under Section 280G of the Internal Revenue Code on any amounts constituting "golden parachute" payments, plus (ii) any federal, state, and local income taxes and excise taxes (including FICA) payable by Employee on such gross-up bonus in order to put Employee in the same position he would have been in if the excise tax provision (Section 280G) did not apply.

                  (f) The Company will continue to provide SKERP benefits to Employee at no less than the level Employee and Employee's dependents were receiving or entitled to receive immediately prior to the Change in Control, under the SKERP as it was then in effect.

                  (g) The Company will pay reasonable legal/attorney's fees (including court costs and other costs of litigation) incurred by Employee in connection with enforcement of any right or benefit under this Agreement.

         13. NOTICES. Any notice or other instrument or thing required or permitted to be given, served or delivered to any of the parties hereto shall be delivered personally or deposited in the United States mail, with proper postage prepaid, telegram, teletype, cable or facsimile transmission to the addresses listed below:

                  (a)      If to the Company, to:

                           AAR CORP.
                           1100 N. Wood Dale Road
                           Wood Dale, Illinois 60191
                           Attention: Chairman and Chief Executive Officer

                           With a copy to:

                           AAR CORP.
                           1100 N. Wood Dale Road
                           Wood Dale, Illinois 60191
                           Attention:  General Counsel

                  (b)      If to Employee, to:

                           David P. Storch
                           908 Elm Place
                           Glencoe, IL 60022

or to such other address as either party may from time to time designate by notice to the other. Each notice shall be effective when such notice and any required copy are delivered to the applicable address.

         14.      NON-ASSIGNMENT.

                  (a) The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Employee, and any attempted unpermitted assignment shall be null and void and without further effect; provided, however, that, upon the sale or transfer of all or substantially all of the assets of the Company, or upon the merger by the Company into or the combination with another corporation or other business entity, or upon the liquidation or dissolution of the Company, this Agreement will inure to the benefit of and be binding upon the person, firm or corporation purchasing such assets, or the corporation surviving such merger or consolidation, or the shareholder effecting such liquidation or dissolution, as the case may be. After any such transaction, the term Company in this Agreement shall refer to the entity which conducts the business now conducted by the Company. The provisions of this Agreement shall be binding upon and inure to the benefit of the estate and beneficiaries of Employee and upon and to the benefit of the permitted successors and assigns of the parties hereto.

                  (b) The Employee agrees on behalf of himself, his heirs, executors and administrators, and any other person or person claiming any benefit under him by virtue of this Employment Agreement, that this Employment Agreement and all rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by the Employee or by any beneficiary, heir, executor, administrator or other person claiming under the Employee by virtue of this Employment Agreement and shall not be subject to execution, attachment or similar process. Any attempted assigned, transfer, pledge or hypothecation or any other disposition of this Agreement or of such rights, interests and benefits contrary to the foregoing provisions or the levy or any execution, attachment or similar process thereon shall be null and void and without further effect.

         15. SEVERABILITY. If any term, clause or provision contained herein is declared or held invalid by any court of competent jurisdiction, such declaration or holding shall not affect the validity of any other term, clause or provision herein contained.

         16. CONSTRUCTION. Careful scrutiny has been given to this Agreement by the Company, Employee, and their respective legal counsel. Accordingly, the rule of construction that the ambiguities of the contract shall be resolved against the party which caused the contract to be drafted shall have no application in the construction or interpretation of this Agreement or any clause or provision hereof.

         17. ENTIRE AGREEMENT. This Agreement as amended and restated herein and the other agreements referred to herein set forth the entire understanding of the parties and supersede all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof, including, but not limited to, all prior compensation arrangements between the Company and the Employee concerning compensation and benefits. This Agreement shall not be modified or amended except by the mutual written agreement of the Company and Employee.

         18. WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and an authorized officer of the Company. No waiver by either party


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

hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         19. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflicts of law principles.

         20. EXECUTION. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and which shall constitute but one and the same Agreement.

         WITNESS the due execution of this Agreement by the parties hereto as of the day and year first above written.

Employer:

COMPENSATION COMMITTEE
AAR CORP. BOARD OF DIRECTORS


By: /s/ Erwin E. Schulze
   -----------------------------
     Erwin E. Schulze, Chairman


AAR CORP.


By: /s/ Timothy J. Romenesko
   -----------------------------
     Timothy J. Romenesko
     Vice President


Employee:


/s/ David P. Storch
--------------------------------
David P. Storch

                                                                    Appendix (i)
                                    to Amended and Restated Employment Agreement
                                                       dated as of July 14, 1998

                                    AAR CORP.
                                       CEO
                        LONG-TERM INCENTIVE COMPENSATION

RESPONSIBILITY AND AUTHORITY

The Compensation Committee of the Board of Directors will be responsible for the administration of the CEO's long-term incentive compensation arrangements. Any interpretation or adjustments will be by the Committee, whose decision is final.

OVERALL STRUCTURE OF THE PLAN

Long-term incentive compensation for the CEO will consist of:

- 200,000 options awarded at the beginning of the 4-year performance period from date of appointment as CEO (July 9, 1996), vesting at 25% of the award on each of the 4 anniversary dates of the award. This grant will be made at fair market value as of the grant date.

- Up to 15,000 restricted shares in each of the 4 years of the performance period with the initial grant at the beginning of the 4-year performance period and subsequent grant on the next three successive anniversary dates of the CEO's appointment as CEO. Award will be made at fair market value on the date of the grant with vesting of 33% of the award on each of the 3 anniversary dates following the award. The actual number of shares granted is at the discretion of the Committee.

- Up to 360,000 performance units (payable in performance restricted stock in the manner described below) to be determined at the end of the four year performance period based on achievement of the following specified performance goals in four categories over the 4-year performance period:

         A. The Company's cumulative percentage Total Return to Shareholders as compared to that of the S&P 500 Composite Index Total Return to Shareholders; and

         B. The Company's cumulative percentage Total Return to Shareholders as compared to that of its Peer Group Composite Index Total Return to Shareholders; and

         C. The Company's average Return on Capital as compared to that of the S&P 500 Composite Index Average Return on Capital; and

         D. The Company's average Return on Capital as compared to that of the Company's Peer Group Composite Index Average Return on Capital.

                  - Restricted shares will be awarded out of treasury shares according to the performance unit matrix below upon completion of the four year performance period ending July 9, 2000.

                  - One share of restricted stock will be awarded for each performance unit earned subject to a maximum dollar value of $12,690,000 based on the NYSE closing price for the Company's Common Stock on July 9, 2000; provided, however, in the event Mr. Storch's Employment Agreement is terminated following a Change in Control of the Company (as defined in Mr. Storch's Employment Agreement) occurring prior to July 9, 2000 pursuant to the Change in Control provisions of Mr. Storch's Employment Agreement, the above stated dollar value limit will be removed and one share of restricted stock will be awarded for each performance unit earned.

                  - The performance restricted shares awarded at the end of the four year performance period will be restricted for three years: 50% of the shares will vest on the first anniversary of the award; 50% of the shares will vest on the third anniversary of the award.

                  - No shares will be awarded in any category of award in which the result for AAR is negative.

                  - Except as otherwise provided below with respect to the 360,000 options, a Change of control (as elsewhere defined in this agreement) will cause all options under this plan to become vested/exercisable, all restricted stock to vest and performance shares to be awarded according to the performance unit matrix below based on the higher of target or actual performance through the effective date of a Change in Control using the latest data then available to determine goals applicable for the partial performance period.

                  - At the direction of the Compensation Committee, transactions which significantly alter the capital structure of AAR may be excluded from the measurement period (in whole or in part) in a manner determined by the Committee.

      PERFORMANCE UNIT AWARD MATRIX*

        % OF TARGET ACHIEVED**     SHARES AWARD FOR EACH OF THE FOUR CRITERIA
        ----------------------     ------------------------------------------
                  0-80                                  0
                    81                             30,000
                   100                             60,000
                   120                             75,000
                   120+                            90,000

         * Results between the amounts on the schedule will be calculated by linear interpolation.

         ** With respect to Total Return to Shareholders goals, 100% achievement will be the median of the S&P 500 and the 60th percentile of the Peer Group; with respect to the Return on Capital goals, 100% achievement will be 80% of the median of the S&P 500 and 60th percentile of the Peer Group.

         - 360,000 options awarded in accordance with the following schedule:

                           ISSUE DATE                         # OF OPTION SHARES
                           ----------                         ------------------
                           July 14, 1997                               100,000
                           January 1, 1998                             130,000
                           January 1, 1999                             130,000

                  - All such options will vest at the end of the performance period on July 9, 2000; provided, however, in the event the dollar value limit on the performance restricted stock award is removed due to a Change in Control of the Company as described above, options not yet granted under the above schedule shall not be awarded and any such options already awarded shall lapse. The exercise price of all such options will be $35.25, the NYSE closing price on July 14, 1997, the date of Compensation Committee approval of this performance stock program.

DEFINITIONS:

- Total Return to Shareholders -- Cumulative price appreciation plus dividends (reinvested).

- Peer Group -- Selected companies used from time to time for performance comparison in AAR proxy. Any deletions or additions to the peer group during the performance period will cause measurement/calculation changes on a prospective basis from the date of the change in the peer group (beginning of the fiscal year in which the proxy is issued).

- Return on Capital -- Earnings before interest and taxes (EBIT) divided by total capital (debt plus equity minus cash).